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                                                                    EXHIBIT 23.1


                    INDEPENDENT AUDITORS' CONSENT


               We consent to the incorporation by reference in this Registration Statement of National Intergroup, Inc. and FoxMeyer Corporation on Form S-4 of (i) our reports dated May 11, 1994, appearing in and incorporated by reference in the Annual Report of Form 10-K of National Intergroup, Inc. for the year ended March 31, 1993, (ii) our reports dated May 11, 1994, appearing in and incorporated by reference in the Annual Report on Form 10-K of FoxMeyer Corporation for the year ended March 31, 1994 and (iii) to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.


     Deloitte & Touche LLP

     Dallas, Texas

     September 8, 1994